Exhibit 99.1

Tetraphase Pharmaceuticals Reports Third Quarter 2019 Financial Results and

Highlights Recent Corporate Developments

XERAVATM Carton Sales Grew over 30% Compared with Second Quarter of 2019

Increased Formulary Uptake, with a 99% Success Rate for all Formulary Reviews to Date

-Company to Hold Conference Call Today at 4:30 PM ET-

WATERTOWN, Mass., November 12, 2019 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH) a biopharmaceutical company focused on commercializing its novel tetracycline XERAVATM (eravacycline for injection) to treat serious and life-threatening infections, today reported financial results for the third quarter ended September 30, 2019.

“XERAVA has now been on the market for just over a year, and during that time we have made significant progress, particularly in the third quarter, with 30% carton growth over last quarter, leading to a 23% increase in net XERAVA revenue compared with the previous quarter,” said Larry Edwards, President and Chief Executive Officer of Tetraphase. “We are squarely focused on continuing to increase formulary uptake and pull-through, as we believe XERAVA is a critically important new addition to the hospital antibiotic armamentarium, and that increased formulary uptake and pull through will result in increased sales. With our recent equity offering and payoff of debt, we are now in a stronger financial position to execute on these goals.”

Third Quarter and Recent Highlights

•	Continued to Progress Launch of XERAVA in U.S. Hospitals

The Company continues to see increased formulary uptake, with a 99% success rate for all formulary reviews to date. Tetraphase’s salesforce is now focusing on bringing XERAVA to both Tier 1 as well as Tier 2 institutions, which are the highest users of antibiotics defined by days of therapy. The reorder rate for XERAVA continues to be very strong with the reorder rates as high as 57% for all accounts and approximately 70% within the tier 1 account segment. XERAVA is available at more than 1,000 accounts and approximately 154 formulary reviews are pending or planned to take place by the end of the fourth quarter of 2019.

•	Completed $7M Equity Financing (Net of Fees and Expenses)

In November 2019, the Company completed a registered direct offering with a healthcare-focused institutional investor for the purchase of (i) 300,000 shares of common stock and accompanying warrants to purchase an aggregate of 300,000 shares of common stock, and (ii) pre-funded warrants to purchase up to an aggregate of 1,830,493 shares of common stock and accompanying warrants to purchase an aggregate of 1,830,493 shares of common stock. The net proceeds to the Company from the offering, after deducting the placement agent’s fees and other estimated offering expenses payable by the Company, were approximately $7.0 million. The Company intends to use the net proceeds from the offering for the commercialization of XERAVA as well as for working capital and other general corporate purposes.

•	Presented XERAVA Data at the Infectious Disease Society of America’s (IDSA) Infectious Disease Week (IDWeek) 2019

In October 2019, XERAVA was featured in seven poster presentations at IDWeek 2019, which was held October 2-6 in Washington, D.C. The data lend additional support for the continued use of XERAVA in the hospital setting to treat serious, life-threating multidrug resistant infections, including complicated intra-abdominal infections (cIAI).

•	Effected a Reverse Stock Split

In September 2019, the Company effected a 1-for-20 reverse stock split of its common stock, bringing the Company into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq Global Select Market.

•	Completed Payment of Debt to Solar Capital Limited

In August 2019, the Company paid off its remaining debt to Solar Capital Limited. The Company had previously entered into a loan agreement with Solar Capital in November 2018 to support the commercial launch of XERAVA and general corporate purposes. The payoff of this debt provides the Company with long term financial flexibility.

Third Quarter 2019 Financial Results

As of September 30, 2019, Tetraphase had cash and cash equivalents of $24.5 million and 2.7 million shares outstanding. Subsequent to the end of the third quarter, the Company raised an additional $7 million, net of expenses, in an equity offering. The Company expects that its cash and cash equivalents including the equity proceeds, as well as expected revenue, will be sufficient to fund operations into the third quarter of 2020.

For the third quarter of 2019, Tetraphase reported a net loss of $16.3 million, or $6.00 per share, compared to a net loss of $19.6 million, or $7.39 per share, for the same period in 2018, driven by both increased revenues and lower operating expenses.

Revenues from sales of XERAVA were $1.0 million in the third quarter of 2019. Total revenues, including License and Collaboration Revenue and Government Revenue, were $3.3 million for the third quarter of 2019, compared to $1.2 million for the same period in 2018. Total revenues for the third quarter of 2019 consisted of XERAVA product revenue of $1.0 million, a territory expansion payment from Everest Medicines of $2.0 million and government contract revenue of $0.4 million.

Research and development (R&D) expenses for the third quarter of 2019 were $5.3 million, compared to $11.7 million for the same period in 2018. This decrease was primarily due to a decrease in activity across all of our pipeline programs as compared to the prior year period.

Selling, general and administrative (SG&A) expenses for the third quarter of 2019 were $11.4 million, compared to $9.5 million for the same period in 2018. This increase in SG&A expenses for the third quarter of 2019 compared to the same prior-year period was primarily due to an increase in commercial-related expenses for XERAVA.

Conference Call and Webcast Information

Tetraphase will host a conference call today at 4:30 p.m. ET to discuss its financial results and provide an update on the Company. The call can be accessed by 844-831-4023 (U.S. and Canada) or 731-256-5215 (international) and entering conference ID number 2362909. To access the live audio webcast, visit the “Investors — Events & Presentations” section of the Tetraphase website at www.tphase.com.

A replay of the conference call will be available from 7:30 p.m. ET on Tuesday, November 12, 2019, through 7:30 p.m. ET on Tuesday, November 19, 2019 by dialing and dialing 855-859-2056 (U.S. and Canada) and 404-537-3406 for (international) callers. The conference ID number is 2362909. A replay of the webcast will be available by visiting Tetraphase’s website.

About XERAVATM

XERAVA (eravacycline for injection) is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. XERAVA was investigated for the treatment of cIAI as part of the Company’s IGNITE (Investigating Gram-Negative Infections Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

XERAVATM Important Safety Information

XERAVA is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections in patients 18 years of age and older.

XERAVA is not indicated for the treatment of complicated urinary tract infections.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XERAVA and other antibacterial drugs, XERAVA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline, tetracycline-class antibacterial drugs or to any of the excipients. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥ 3%) were infusion site reactions, nausea, and vomiting.

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased blood urea nitrogen, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full prescribing information for XERAVA.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc., is a biopharmaceutical company using its proprietary chemistry technology to create novel tetracyclines for serious and life-threatening conditions, including infections caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. The Company has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product XERAVA™ is approved for the treatment of complicated intra-abdominal infections by the U.S. Food and Drug Administration and the European Medicines Agency. The Company’s pipeline also includes antibiotics TP-271 and TP-6076, which are Phase 2 ready, and TP-2846, which is in preclinical testing for acute myeloid leukemia. The Company intends to out license its pipeline candidates. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, including our anticipated sales revenue, cash runway, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our cash runway and the expected revenue will be sufficient to fund our operations in the future and other commercial risk factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the period ended June 30, 2019, filed with the Securities and Exchange Commission on August 8, 2019. In addition, the forward-looking statements included in this press release represent our views as of November 12, 2019. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Media and Investor Contact:

Argot Partners

Maeve Conneighton

212-600-1902

maeve@argotpartners.com

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$24,508	$107,776
Accounts receivable, net	1,710	2,274
Contract asset	—	3,000
Assets held for sale	544	—
Inventory	2,434	748
Prepaid expenses and other current assets	2,718	2,674
Property and equipment, net	113	1,121
Intangibles assets, net	4,357	4,652
Operating lease right-of-use assets	5,197	—
Restricted cash	699	699

Total assets	$42,280	$122,944

Liabilities and Stockholders’ equity
Accounts payable and accrued expenses	$10,320	$14,971
Operating lease liabilities	5,347	—
Loan payable, long term	—	28,291
Total stockholders’ equity	26,613	79,682

Total liabilities and stockholders’ equity	$42,280	$122,944

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Product revenue, net	$978	$—	$2,115	$—
License and collaboration revenue	2,000	—	2,000	9,500
Government revenue	362	1,151	1,571	5,120

Total revenue	3,340	1,151	5,686	14,620
Expenses:
Cost of revenue - product sales	882	—	1,353	—
Cost of revenue - intangible asset amortization	98	—	295	—
Research and development	5,348	11,665	20,252	44,162
Selling, general and administrative	11,350	9,481	39,776	22,350

Total expenses	17,678	21,146	61,676	66,512

Loss from operations	(14,338)	(19,995)	(55,990)	(51,892)
Other income and expenses	(1,966)	437	(2,723)	1,215

Net loss	$(16,304)	$(19,558)	$(58,713)	$(50,677)

Net loss per share-basic and diluted	$(6.00)	$(7.39)	$(21.70)	$(19.44)

Weighted-average number of common shares used in net loss per share-basic and diluted	2,716	2,647	2,706	2,607